Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Sandy Spring Bancorp, Inc.

We have issued our reports dated March 16, 2009 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sandy Spring Bancorp, Inc. on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Sandy Spring Bancorp, Inc. on Forms S-8 (File No.’s 33-29316, 33-48453, 333-81249, 33-35319, 33-56692, 333-11049, 333-63126, 333-117330, 333-126701, 333-141052 and 333-144949) and on Forms S-3 (File No.’s 333-129988, 333-157133 and 333-157134)

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 16, 2009